Exhibit 10.3

COREWEAVE, INC.

HOSTING FACILITY SERVICES ORDER

4/01/2021 (THE “EFFECTIVE DATE”)

This Hosting Facility Services Order (this “Hosting Order”) sets forth the terms and conditions of the provision of hosting facility space and services by CoreWeave, Inc., a Delaware corporation (the “Provider”), to TTM Digital Assets & Technologies, Inc., a Nevada corporation (the “Client” or “TTM”). Each of CoreWeave and TTM is a “Party” and collectively CoreWeave and TTM are the “Parties.” This Hosting Order is effective as of the Effective Date set forth above.

Hosting; Price:	Client shall pay a monthly fee per mining system, as set forth specifically in Appendix A, to the Provider for hardware hosting facility space and services. Provider shall invoice the Client monthly, 15 days in advance of each calendar month of the Term, payable within 15 days from receipt of invoice.

Terms and Conditions:	This Hosting Order shall be subject to and performed by the Parties in accordance with that certain underlying Master Services Agreement, by and between Provider and a third- party hosting facility and services provider, which is attached hereto and incorporated herein in Appendix B (the “Master Hosting Agreement”).

Confidentiality:	The Master Hosting Agreement constitutes confidential information and each Party acknowledges and agrees not to disclose its terms without the express prior written consent of the other Party.

Insurance:

Client agrees to maintain the following insurance, at its expense, during the Term, with insurers having a minimum AM Best rating of A- VII or S&P rating of A: (i) Commercial General Liability or Public Liability Insurance with a limit of USD $2 million per occurrence, USD $4 million in the aggregate (or the local currency equivalent), provided these limits may be achieved through a combination of primary and excess policies and such insurance will include coverage for bodily injury and property damage.

Client will furnish Provider with certificates of insurance upon request that evidence the minimum levels of insurance set forth herein, list Provider as an additional insured or interested party on the Commercial General Liability or Public Liability Insurance and designate that Client’s insurance is primary and noncontributory. Client will provide at least thirty (30) days’ prior written notice to Company of any non-renewal or cancellation of the policies referenced above.

Term, Renewal & Termination:	The initial term for this Hosting Order shall be from the Effective Date through June 30, 2022, and shall renew automatically for successive one (1)-year renewal terms unless either Party terminates within sixty (60) days of the expiration of the then current Term.

Agreed and accepted this 30th day of March, 2021:

Provider:	Client:
CoreWeave, Inc.	TTM Digital Assets & Technologies, Inc.

By:	/s/ Brian Venturo	By:	/s/ Peter Salanki
	Brian Venturo, CTO		Peter Salanki, President

APPENDIX A:

Monthly Hardware Hosting Costs

[Redacted – Commercially Sensitive Information]